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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
SOUTHWALL TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHWALL TECHNOLOGIES INC.
3975 East Bayshore Road
Palo Alto, California 94303

April 30, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Southwall Technologies Inc. (the "Company"), a Delaware corporation, which will be held on Thursday, May 22, 2003 at 2:00 p.m., at the Crowne Plaza Hotel, the Cabana Room, at 4290 El Camino Real, Palo Alto, California.

        The following Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered by the stockholders and contain certain information about the Company and its officers and directors.

        Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the proxy card. You may revoke it at any time before it is exercised at the meeting or vote your shares personally if you attend the meeting.

        We look forward to seeing you.

/s/ THOMAS G. HOOD
Sincerely,
THOMAS G. HOOD President and Chief Executive Officer

SOUTHWALL TECHNOLOGIES INC.
3975 East Bayshore Road
Palo Alto, California 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         To Be Held on May 22, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southwall Technologies Inc. (the "Company"), a Delaware corporation, will be held on Thursday, May 22, 2003, at 2:00 p.m. at the Crowne Plaza Hotel, the Cabana Room, at 4290 El Camino Real, Palo Alto, California, for the following purposes:

  1.
  To elect directors to serve for the ensuing year;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 24, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

/s/ MICHAEL E. SEIFERT
By Order of the Board of Directors
MICHAEL E. SEIFERT Secretary

Palo Alto, California
April 30, 2003

All stockholders are invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid envelope is enclosed for that purpose. The proxy is revocable by the person giving it at any time prior to the exercise thereof by written notice received by the Company, by delivery of a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

SOUTHWALL TECHNOLOGIES INC.
3975 East Bayshore Road
Palo Alto, California 94303

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

        To Be Held on May 22, 2003

General

        The enclosed proxy is solicited on behalf of the Board of Directors of Southwall Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 22, 2003 and at any adjournments of that meeting, at which stockholders of record on April 24, 2003 (the "record date") will be entitled to vote. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement.

        Each properly signed proxy will be voted in accordance with the instructions contained therein, and, if no choice is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Only holders of the Company's common stock, $.001 par value (the "Common Stock"), of record on the stock transfer books of the Company at the close of business on the record date will be entitled to vote at the meeting. There were approximately 12,527,000 shares of Common Stock issued, outstanding and entitled to vote on the record date. No shares of the Company's preferred stock were outstanding on the record date.

        Each stockholder is entitled to one vote for each share of Common Stock held. For purposes of matters before the Annual Meeting, under the Company's By-Laws, a quorum consists of a majority of the issued and outstanding shares entitled to vote on such matters as of the record date. The affirmative vote of the holders of a plurality of the shares represented at the meeting, if a quorum is present, is required for the election of directors. If a quorum is present, approval of each other matter that is before the meeting will require the affirmative vote of the holders of a majority of votes cast with respect to such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The Company intends to mail this Proxy Statement and the accompanying proxy card on or about April 30, 2003 to all stockholders entitled to vote at the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 2002 is being mailed together with this Proxy Statement. The Annual Report does not constitute any part of this Proxy Statement.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of the Company at the Company's principal executive office, 3975 East Bayshore Road, Palo Alto, California, 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by the holder of record attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS, NOMINEES
AND PRINCIPAL STOCKHOLDERS

        The following table sets forth material information regarding beneficial ownership of the Company's common stock as of March 31, 2003 by:

  •
  Each person who the Company knows to beneficially own more than 5% of its common stock;

  •
  each of the executive officers of the Company, for whom compensation information is provided elsewhere in this Proxy Statement;

  •
  each director and nominee for director of the Company; and

  •
  all executive officers and directors as a group.

        Except as noted below, the address of each person listed on the table is c/o Southwall Technologies Inc., 3975 East Bayshore Road, Palo Alto, California, 94303, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information below regarding persons beneficially owning more than 5% of the Company's common stock is based solely on public filings made by such persons with the Securities and Exchange Commission through March 31, 2003.

Name and Address	Common Stock Beneficially Owned (1)	Percent of Outstanding Shares (1)
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,000,000	8.0%
Needham Investment Management, LLC 445 Park Avenue New York, New York 10022	987,800	7.9%
Teijin Limited (2) 6-7, Minami-honmachi, 1-Chome Chuo-ku, Osaka 541, Japan	667,000	5.3%
Bruce J. Alexander (3)	171,686	1.4%
William A. Berry	—	—
Noriyuki Nakamura (2)	—	—
Jami K. Nachtsheim	—	—
Bruce M. Jaffe	—	—
Joseph B. Reagan (4)	102,713	*
Walter C. Segwick (5)	367,129	2.9%
Robert C. Stempel (6)	20,844	*
Thomas G. Hood (7)	226,309	1.8%
Wolfgang Heinze (6)	20,358	*
Bruce M. Lairson	5,477	*
Nasser Lama (8)	37,458	*
Sicco W.T. Westra (6)	76,908	*
All current officers and directors as a Group (16 persons) (9)	1,073,118	8.2%

*
Less than 1%

(1)
The number of shares of common stock deemed outstanding consists of (i) 12,527,000 shares of common stock outstanding as of March 31, 2003, and (ii) shares issuable pursuant to outstanding options held by the respective persons or group that are exercisable within 60 days of March 31, 2003, as set forth below.

(2)
Mr. Nakamura may be deemed a beneficial owner of the Teijin Limited shares under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Mr. Nakamura disclaims such beneficial ownership.

(3)
Includes options to purchase 34,764 shares that are exercisable within 60 days of March 31, 2003.

(4)
Includes options to purchase 58,646 shares that are exercisable within 60 days of March 31, 2003, 31,067 shares held in a family limited partnership, and 13,000 shares held in a trust.

(5)
Includes options to purchase 49,764 shares that are exercisable within 60 days of March 31, 2003, 46,300 shares held by a public foundation of which Mr. Sedgwick is an officer, 17,272 shares held by his son, and 6,000 shares held in a trust of which Mr. Sedgwick is a trustee.

(6)
Consists of options that are exercisable within 60 days of March 31, 2003.

(7)
Consists of options to purchase 226,109 shares that are exercisable within 60 days of March 31, 2003, and 100 shares held by his son and 100 shares held by his daughter.

(8)
Includes options to purchase 36,858 shares that are exercisable within 60 days of March 31, 2003.

(9)
Includes options to purchase an aggregate of 562,287 shares that are exercisable within 60 days of March 31, 2003, the shares held by a family limited partnership and in trust described in note 4 above, the shares held in trust and by Mr. Sedgwick's son described in note 5 above, and the shares held by Mr. Hood's son and daughter described in note 7 above.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company's Board of Directors has fixed the number of directors for the ensuing year at eight and has nominated for such positions the eight persons listed below. Teijin Limited has the right to nominate one Director. Mr. Bruce J. Alexander, a current director, will not stand for reelection to the board at the Annual Meeting. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

        Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for at least the last five years, certain other directorships held by them, and their ages as of April 25, 2003.

Name	Age
William A. Berry	64
Thomas G. Hood	47
Bruce M. Jaffe	59
Jami K. Nachtsheim	44
Noriyuki Nakamura(1)	60
Joseph B. Reagan, Chairman(1)(2)	68
Walter C. Sedgwick(2)	56
Robert C. Stempel(2)	69

(1)
Member of the Human Resources Committee.

(2)
Member of the Audit Committee.

        Mr. Berry has served as a member of the Company's Board of Directors since April 2003. Since April 1996, Mr. Berry has served as the Senior Vice President & Chief Financial Officer of EPRI, the Electric Power Research Institute. EPRI is a non-profit energy research consortium providing science and technology-based solutions to global energy companies. From 1992 to March 1996, Mr. Berry was the Senior Vice President and Chief Financial Officer of Compression Labs, Inc., a manufacturer of visual communications systems based on digital technology, and from 1989 to 1992 was the President of Optical Shields, Inc. Mr. Berry had an extended career from 1967-1988 at Raychem Corporation where he was a Corporate Vice President and Chief Administrative Officer from 1985 to 1988. He is a Director of FAFCO, Inc., a manufacturer of solar pool heating systems. Mr. Berry holds a BS in Industrial Engineering and an Master of Business Administration from Stanford University.

        Mr. Hood has served as the Company's President and Chief Executive Officer since July 1998 and as a member of the Company's Board of Directors since March 1998. From March 1998 until July 1998, he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to

July 1996, he was Vice President, General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. He is the inventor of record on ten of the Company's patents. Mr. Hood has an MS degree in Mechanical Engineering from New Mexico State University.

        Mr. Jaffe has served as a member of the Company's Board of Directors since April 2003. Since November 2000, Mr. Jaffe has served on the Audit Committee and Board of Directors of Metron Technology, a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Since August 2000, Mr. Jaffe has served on the Audit Committee and Board of Directors of Pemstar, Inc., a provider of engineering, manufacturing and fulfillment services. From July 1997 to July 1999, Mr. Jaffe served as Sr. Vice President, Operations and Finance, and as the Chief Financial Officer of Bell Microproducts, an international, value-added provider of high-technology products, solutions, and services to the industrial and commercial markets. From October 1967 to December 1996, Mr. Jaffe served in a variety of management positions with Bell Industries including, President and Chief Operating Officer. He was also a Director of Bell Industries from 1981 to 1996. Mr. Jaffe holds a BS in Business Accounting from the University of Southern California.

        Ms. Nachtsheim has served as a member of the Company's Board of Directors since April 2003. Ms. Nachtsheim retired in June 2000 after 20 years with Intel Corporation, a semiconductor chip maker. Ms. Nachtseim served in a variety of executive positions at Intel, including Director of Operations, Director of Customer Service and Logistics and most recently in 2000 as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Among her responsibilities was the Intel Inside ® program. Ms. Nachtsheim also serves on the Board of Directors of Vixel Corporation. Ms. Nachtsheim is a graduate of Arizona State University with a bachelor degree in Business Management.

        Mr. Nakamura has served as a member of the Company's Board of Directors since July 2002. From April 2002, he has served as the President and CEO of Teijin Holdings USA, a subsidiary of Teijin Limited. From July 1996 to March 2002, Mr. Nakamura served as the General Manager of the R&D Division of Teijin KASEI Ltd., a subsidiary of Teijin Limited.

        Dr. Reagan has served as a member of the Company's Board of Directors since June 1993 and as Chairman of the Board of Directors since May 2000. He previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company. Dr. Reagan holds the BS and MS degrees in Physics from Boston College and a PhD in Space Science from Stanford University.

        Mr. Sedgwick has served as a member of the Board of Directors of the Company since January 1979. Mr. Sedgwick has been a private investor since 1994.

        Mr. Stempel has served as a member of the Company's Board of Directors since May 2000. He is Chairman of Energy Conversion Devices, Inc. (ECD), an energy and information company headquartered in Troy, Michigan. Mr. Stempel retired as Chairman and Chief Executive Officer of General Motors Corporation in November 1992. He was named Chairman and Chief Executive Officer in August 1990. Prior to serving as Chairman, he had been President and Chief Operating Officer of General Motors since September 1987.

        The Board of Directors recommends a vote "FOR" the election of all of the above nominees for election as directors.

BOARD AND COMMITTEE MEETINGS

        The Board of Directors of the Company held seven meetings during 2002 and currently has two standing committees: the Audit Committee and the Human Resources Committee. During 2002, each nominee who was a director at that time, attended more than 75% of the aggregate of the meetings of the Board and of the committees on which he served.

        The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants, reviews the results of the annual audit, and evaluates the Company's accounting systems and internal financial controls. The Audit Committee held four meetings during 2002.

        The Human Resources Committee is authorized to periodically make and review recommendations regarding employee compensation, including executive compensation and to perform other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Human Resources Committee is also authorized to administer the Company's stock option plans. The Human Resources Committee held four meetings during 2002.

DIRECTOR COMPENSATION

        During 2002, the Company paid each of its non-employee directors, other than Dr. Reagan, the Chairman, an annual fee of $8,000 for his services as a director. The Company paid an annual retainer fee of $14,000 to the Chairman. The directors' annual retainer fees are payable in options to purchase shares of the Company's common stock at the directors' election. None of the directors elected to take his fees for 2002 in stock. In addition, each non-employee director receives $1,000 plus expenses for each board meeting attended. Non-employee directors also receive a fee of $500 for each board meeting held via teleconference. Non-employee directors who serve on committees of the board also receive $600 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended.

        Directors may also receive options to purchase shares of Common Stock under the Company's 1997 Stock Incentive Plan. During 2002, the non-employee Board members received options to purchase the following number of shares, all at an exercise price of $8.00 per share: Mr. Alexander—7,000 shares; Tadahiro Murakami—7,000 shares; Dr. Reagan—14,000 shares; Mr. Sedgwick—7,000 shares; and Mr. Stempel—7,000 shares. For a summary of option grants the Company made to Mr. Hood in 2002, please see "Executive Officer Compensation—Option Grants in Last Fiscal Year" below.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Teijin Limited

        On April 9, 1997, the Company signed a comprehensive set of collaborative agreements with a major supplier of raw materials to the Company, Teijin Limited ("Teijin"). The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of the Company's Common Stock at a price of $7.50 per share; a guarantee by Teijin of a $10 million loan for the Company; and an agreement to collaborate to achieve closer marketing and product development ties between the two companies. The Company agreed to pay a loan guarantee fee to Teijin at the rate of 0.5625% per year on the outstanding balance of the loan guaranteed by Teijin. The Company paid a loan guarantee fee of approximately $39,179 to Teijin during 2002. Pursuant to letter agreements dated March 28, 2002 and May 9, 2002, between the Company and Teijin, the Company repaid $2.5 million of the loan guaranteed by Teijin with a portion of the proceeds of the Company's public stock offering in 2002. As of December 31, 2002, $2.5million was outstanding under the loan guaranteed by Teijin, which is required to be paid in equal installments of $1.25 million in May and November 2003.

        Also the Company has agreed to use best efforts to elect a Teijin nominee to the Company's Board of Directors. Mr. Noriyuki Nakamura, as the President and CEO of Teijin Holdings USA, a subsidiary of Teijin Limited, was appointed to the Company's Board of Directors in July 2002. Mr. Nakamura succeeded Mr. Tadahiro Murakami as Teijin's representative on the Company's board. Mr. Murakami was appointed to the board in May 2000 and served until July 2002, when he was replaced by Mr. Nakamura. During 2002, the Company paid Teijin approximately $6.3 million for purchases of raw material substrates.

Globamatrix

        The Company has a distribution agreement with Globamatrix under which the Company granted it an exclusive worldwide license to distribute the Company's aftermarket applied film in the automotive and architectural glass markets. Under the agreement, which is scheduled to expire in 2011, Globamatrix agreed to purchase an aggregate of approximately $200 million of the Company's products during the term of the agreement subject to volume and quality standards. The Company's failure to produce required amounts of product under the agreement will result in penalties under which the Company would be required to issue a credit memo to Globamatrix equivalent to a discount on the purchase price multiplied by the square footage of any product not timely delivered. In 2002, Globamatrix's purchases were approximately $0.2 million less than its minimum commitment. The Company forgave the shortfall as an accommodation. During 2002, the Company had $6.4 million in sales to Globamatrix. In December 2002, the Company reached a settlement in the amount of $1.5 million with Globamatrix on a product defect claim that arose in October 2002; of the $1.5 million settlement, $0.5 million will be provided as a discount against future purchases beginning January 1, 2003 through October 2003, and was accrued at December 31, 2002.

        On April 20, 2001, Globamatrix purchased 422,119 shares of the Company's common stock for $1.0 million (approximately $2.37 per share) pursuant to a stock purchase agreement. The closing price of the Company's common stock on the NASDAQ National Market was $2.10 per share on April 19, 2001, and $2.19 per share on April 20, 2001. The shares were not registered under the Securities Act. Globamatrix holds registration rights with respect to the shares.

Needham & Company, Inc.

        Bruce J. Alexander, one of the Company's directors, is a Managing Director of Needham & Company, Inc., which was the lead underwriter for the Company's 2002 follow-on public offering. In this capacity, Mr. Alexander may be deemed to have benefit indirectly from the underwriting commission paid by the Company to Needham in connection with the offering. In addition, Needham has also provided guidance to the Company on issues ranging from securing additional investment capital for the Company, to evaluating potential merger and acquisition candidates.

Transactions Involving Officers and Directors

        In April 1997, the Company entered into a development and technology agreement with Energy Conversion Devices, Inc. ("ECD"). Robert C. Stempel, a director of the Company since May 2000, is the Chairman of ECD. This agreement provides that the Company will pursue with ECD the commercialization of the process of sputter coating on flexible substrates using PECVD processes. The agreement further provides that the Company will pay ECD a royalty in an amount based upon the sales volume of product produced through the PECVD process. The Company agreed to pay to ECD 2.25% of net sales received by the Company in connection with PECVD technology for five years and 1.25% of net sales after that. To date, the process has not been commercialized and the Company has not paid ECD royalties under the agreement. In February 1999, the Company entered into an equipment purchase contract with ECD pursuant to which ECD agreed to modify one of the Company's production machines (PM 7) so that the machine would produce the Company's products by means of the PECVD process. The Company paid ECD approximately $10,000 in 2000, $29,000 in 2001 and nothing in 2002 in connection with its conversion of PM 7 to the use of PECVD technology.

        During 1998, 1999, 2000, 2001 and 2002, the Company lent $43,875, $25,313, $0, $18,750 and $14,700, respectively, to Thomas G. Hood, the Company's President and Chief Executive Officer and a director, to permit him to exercise stock options that were about to expire at a time when he was not able to sell the shares issuable upon exercise to pay the exercise price. The indebtedness is represented by full recourse notes payables to the Company, which are due on June 30, 2003, each bearing interest at the rate of 7.0% per annum. The largest amount of indebtedness outstanding under these notes at any time during 2002 was $126,345. As of December 31, 2002, the aggregate amount of indebtedness under Mr. Hood's notes was $126,345, including interest.

        In December 2002, the Company's former Senior Vice President and Chief Financial Officer, Mr. Robert R. Freeman, resigned from the Company. In accordance with Mr. Freeman's employment agreement, the Company paid severance to him of $115,000, equivalent to six months' salary, and agreed to provide him with benefits for six months.

        The Company believes that all transactions described above were made on terms no less favorable to it than would have obtained from unaffiliated third parties. Future transactions, if any, with the Company's executive officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of the Company's disinterested directors.

EXECUTIVE OFFICER COMPENSATION

        The following Summary Compensation Table sets forth certain information concerning compensation paid or accrued for services rendered in 2002, 2001 and 2000 by the Chief Executive Officer and each of the Company's five other executive officers who were most highly compensated during 2002 (collectively, the "Named Executive Officers").

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position					Securities Underlying Options(#)	All Other Compensation(2)
	Year	Salary(1)	Bonus(1)
Thomas G. Hood President and Chief Executive Officer	2002 2001 2000	$297,512 270,000 265,192	$	— 123,571 920	50,000 50,000 28,550	$1,000 1,000 1,000
Robert R. Freeman(3) Senior Vice President and Chief Financial Officer	2002 2001 2000	225,470 200,000 58,462		— 62,071 —	20,000 35,000 50,000	1,000 1,000 1,000
Wolfgang Heinze Vice President, Dresden Operations	2002 2001 2000	163,660 175,910 133,874		— 70,545 —	20,000 — 5,000	— — —
Bruce M. Lairson Vice President, Product and Technology Development	2002 2001 2000	161,846 47,961 —		— 35,018 —	34,000 20,000 —	1,000 1,000 —
Nassar Lama Vice President, U.S. Operations	2002 2001 2000	175,000 175,000 154,240		— 37,071 15,920	20,000 25,000 21,500	1,000 1,000 1,000
Sicco W.T. Westra Senior Vice President, Sales and Marketing	2002 2001 2000	219,469 195,000 176,144		— 50,821 920	20,000 30,000 17,300	516 1,000 1,000

(1)
The amounts listed under Salary and Bonus include amounts deferred pursuant to the Company's 401(k) Plan.

(2)
The amounts listed under "All Other Compensation" for 2001 consist of the Company's matching contributions under its 401(k) Plan.

(3)
Mr. Freeman joined the Company in September 2000 as Senior Vice President, Chief Financial Officer and Secretary. Mr. Freeman resigned from the Company in December 2002.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table contains information concerning each stock option Company granted to the Named Executive Officers during 2002

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)(2)	Expiration Date
					5%	10%
Thomas G. Hood	50,000	7.6%	$8.00	2/27/2012	$251,558	$637,497
Robert Freeman	20,000	3.1%	8.00	2/27/2012	100,623	254,999
Wolfgang Heinze	20,000	3.1%	8.00	2/27/2012	100,623	254,999
Bruce M. Lairson	34,000	5.2%	8.86	5/24/2009	189,423	480,035
Nasser Lama	20,000	3.1%	8.00	2/27/2012	100,623	254,999
Sicco W.T. Westra	20,000	3.1%	8.00	2/27/2012	100,623	254,999

(1)
Option grants were made under the Company's 1997 Stock Incentive Plan. All of the options vest in seven equal annual installments, beginning one year after the grant date. In the event of certain corporate transactions such as an acquisition or sale of the Company's assets, the outstanding options of the Company's Named Executive Officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the Company's Human Resources Committee may accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction.

(2)
The Company granted all options at an exercise price per share equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the underlying common stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.

(3)
The potential realizable values at assumed 5% and 10% annual rates of compounded stock price appreciation for the terms of the options are based on the fair market value or deemed fair market value of the common stock used by the Company for accounting purposes, as applicable, and do not represent the Company's estimates or projections of its future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company's common stock.

(4)
The options granted to Mr. Freeman in 2002 terminated upon his resignation from the Company in December 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning option exercises and unexercised stock options for 2002, with respect to each Named Executive Officer. The Company determined the value of unexercised in-the-money options by calculating the difference between the exercise price per share payable upon exercise of these options and the closing price of the Company's common stock on the Nasdaq National Market at December 31, 2002, which was $3.13 per share. The value realized has been calculated by determining the difference between the exercise price per share paid upon exercise of the options and the closing price of the Company's common stock on the Nasdaq National Market on the date of exercise of the options.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas G. Hood	5,000	$35,300	218,966	121,250	$6,333	$4,053
Robert Freeman	—	—	33,750	—	2,778	—
Wolfgang Heinze	—	—	17,500	27,500	—	—
Bruce M. Lairson	—	—	5,000	49,000	—	—
Nasser Lama	—	—	34,000	42,500	3,969	3,969
Sicco W.T. Westra	16,500	24,469	71,050	41,750	2,381	4,763

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information as of December 31, 2002, regarding the 1997 Stock Incentive Plan, 1998 Stock Option Plan for Employees and Consultants (the "1998 Plan") and 1997 Employee Stock Purchase Plan. The Company's stockholders previously approved the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan and all amendments that were subject to stockholder approval.

        The 1998 Plan has not previously been approved by the Company's stockholders. The 1998 Plan, adopted by the Company's Board of Directors in August 1998, reserved an aggregate of 250,000 shares of common stock for issuance, and the number of shares reserved for issuance under the plan automatically increases at the beginning of each year by 150,000. Only non-officer employees and consultants and other independent advisors are eligible to receive grants under the 1998 Plan. No one person under the 1998 Plan may receive options for more than 50,000 shares in any calendar year. The 1998 Plan is administered by the Human Resources Committee, which has the authority to construe and interpret the plan and any agreement made under the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. The 1998 Plan is divided into two separate equity programs: a discretionary option grant program and a stock issuance program. Under the discretionary option grant program eligible persons may be granted options to purchase common stock. The exercise price, which shall be at least 85% of fair market value, the vesting, the term and other provisions of such options are determined by the Human Resources Committee. The vesting of options held by non-officer employees under the 1998 Plan automatically accelerates upon certain change of control transactions unless such options are assumed or replaced by the surviving corporation. Under the stock issuance program of the 1998 Plan, eligible persons may be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company. The purchase price for shares under the stock issuance program will be at least fair market value. The Human Resources Committee will determine the vesting, if any, and other provisions of such stock issuances. Any rights of the Company to repurchase shares under the stock issuance program will terminate automatically upon certain change of control transactions.

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options (a)	Weighted-Average Exercise Price of Outstanding Stock Options (b)	Number of Shares of Common Stock Remaining Available for Future Issuance (excluding those in column (a)) Under the Stock Option Plans (c)
Plan Approved by Stockholders:
1997 Stock Incentive Plan (1)	1,335,548	$4.75	319,875
1997 Employee Stock Purchase Plan (2)
Plans Not Approved by Stockholders:
1998 Stock Option Plan for Employees and Consultants (1)	599,670	$6.33	283,107

Total	1,935,218	$5.24	602,982

(1)
In addition to the issuance of stock options, each of the 1997 Stock Incentive Plan and the 1998 Plan allows for the issuance of stock and restricted stock.

(2)
A total of 325,000 shares of Common Stock are reserved for issuance under the 1997 Employee Stock Option Plan. Through April 30, 2003, the Company had issued 226,563 shares under the 1997 Employee Stock Purchase Plan. In addition, an offering period under the Plan is currently in effect and scheduled to expire on May 31, 2003, on which date the Company will issue an additional number of shares to be determined at such time.

Severance Agreements

        The Company has a severance policy that covers all of its officers, including the Named Executive Officers (other than Mr. Freeman, who ceased to be covered by the policy upon his resignation from the Company in December 2002), and some of its key employees, under which they may become entitled to special benefits in connection with certain changes in control of the Company affected by merger, liquidation or tender offer.

        Under the policy, each participant may become entitled to a lump sum severance payment upon his or her involuntary termination within 24 months after a change in control. The cash payment will be equal to (i) in the case of the Company's chief executive officer, two times the sum of the chief executive officer's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year and (ii) in the case of each other participant, between one and one and one-half times, as determined by the Company's Board of Directors, the sum of the participant's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year. In addition, the amount paid to each participant will be grossed up if the amount received by the participant is subject to federal excise tax as an "excess parachute payment."

        If benefits had become due as of December 31, 2002 under the severance policy, the maximum cash amounts payable to each of the Named Executive Officers would be as follows: Mr. Hood, $540,000; Mr. Heinze, $262,000; Mr. Lairson $262,000; Mr. Lama $262,000; and Mr. Westra, $390,000. Mr. Freeman, who resigned prior to December 31, 2002, would not have been entitled to any payment under the severance policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Human Resources (compensation) Committee is composed of Joseph B. Reagan, Bruce J. Alexander and Noriyuki Nakamura. After the Annual Meeting, the Company expects to fill the seat previously held by Mr. Alexander on the Human Resources Committee. Neither Dr. Reagan nor Mr. Nakamura has at any time since the Company's formation been an officer or employee of the Company. From February 1982 to July 1991, Mr. Alexander held various positions with the Company, including Executive Vice President, Vice Chairman of the Board, Chairman of the Board, Chief Executive Officer and Chief Financial Officer. None of the Company's executive officers currently serves, or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        It is the duty of the members of the Company's Board to set the base salary of certain executive officers and to administer the Company's benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. The Board acts pursuant to recommendations of the Human Resources Committee. The Human Resources Committee administers the Company's 1997 Stock Incentive Plan, and the 1998 Stock Option Plan for Employees and Consultants under which stock option grants may be made to such officers, other key employees, and consultants. The Human Resources Committee held four meetings during 2002.

        For 2002, the Board established the compensation payable to Mr. Hood, President and Chief Executive Officer; and all other executive officers of the Company.

        General Compensation Policy.    The Company's executive compensation policy is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, the Company strives to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive. Incentive compensation is provided in the form of cash bonuses and stock options. The Company anticipates that the compensation levels of its executive officers will generally be reviewed in the early part of each fiscal year.

        Factors.    Several of the more important factors that were considered in establishing the components of each executive officer's compensation package for 2002 are summarized below.

        Base Salary.    The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of the Company. Information regarding comparable salary levels is obtained from published surveys of companies that may or may not be in industries comparable to that of the Company. Generally, the Company targets base salaries at the mid-point of such market data.

        Annual Incentive Compensation.    The annual pool of bonuses for executive officers is determined solely on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive's target bonus is based on achieving corporate objectives and the balance on achieving the executive's functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

        Long-Term Incentive Compensation.    In 2002, the Human Resources Committee approved stock option grants to each of the Named Executive Officers under the Company's 1997 Stock Incentive Plan. The grants are designed to align the interests of each of the Named Executive Officers with those of the stockholders and provide each such individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer's type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

        CEO Compensation.    The annual base salary for 2002 for the Company's President and Chief Executive Officer, Mr. Hood, was established primarily on the basis of Mr. Hood's personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. Mr. Hood's 2002 salary was within the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Hood that were based upon his position and a subjective evaluation of his performance, were intended to place a significant portion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term.

        Deduction Limit for Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company does not believe that the components of the Company's compensation will be likely to exceed $1 million per year for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Company will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Company's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

The Human Resources Committee
Joseph B. Reagan, Chairman Bruce J. Alexander Noriyuki Nakamura

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

        The Audit Committee consists of three members, each of whom is independent (as defined by listing standards that govern companies the shares of which are listed on Nasdaq). The Audit Committee operates under a written charter, approved by the Board of Directors.

        In fulfilling its oversight responsibilities regarding the 2002 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and received by the Committee.

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits in 2003. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during 2002.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors for 2003.

The Audit Committee
Robert C. Stempel, Chairman Joseph B. Reagan Walter C. Sedgwick

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

        The following performance graph assumes an investment of $100 on December 31, 1997 and compares the changes thereafter in the market price of the Company's common stock with a broad market index (Media General Financial Services—Composite Market Value) and an industry index (MGFS Group—General Building Materials). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect fiscal year-end dates and do not reflect fluctuations between those dates.

	12/31 1997	12/31 1998	12/31 1999	12/31 2000	12/31 2001	12/31 2002
SOUTHWALL TECHNOLOGIES INC.	$100.00	$64.29	$66.07	$41.07	$102.14	$44.71
MG INDUSTRY INDEX	$100.00	$114.17	$97.68	$99.71	$109.03	$105.84
MG MARKET INDEX	$100.00	$122.24	$149.12	$134.62	$119.19	$94.68

        The Human Resources Committee Report on Executive Compensation, the Report of the Audit Committee and the Comparison of Cumulative Total Stockholder Return information above shall not be deemed "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent accountant for the year ending December 31, 2003 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has audited the Company's financial statements since 1983. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent accountants is not required by the Company's By-Laws or otherwise. Nonetheless, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether to retain PricewaterhouseCoopers. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of PricewaterhouseCoopers.

Principal Accountant Fees and Services

        Aggregate fees for professional services provided to the Company by PricewaterhouseCoopers for the years ended December 31, 2001 and 2002, were:

	2001	2002
Audit	$460,720	$797,512
Audit related	—	160,913
Tax	53,978	20,804
All other	—	—

Total	$514,698	$979,229

        The Audit fees for the years ended December 31, 2001 and 2002, were for professional services paid by the Company to PricewaterhouseCoopers in connection with the annual audit of the Company's consolidated financial statements, audits of subsidiary financial statements, review of interim financial statements included in the Company's quarterly reports on Form 10-Q, audit services performed in connection with the Company's 2002 follow-on public offering, and consultations concerning financial accounting and reporting standards.

        The Audit Related fees for the year ended December 31, 2002 were for assurance, accounting consultations and other due diligence services related to potential mergers and acquisitions.

        Tax fees for the years ended December 31, 2001 and 2002 were for services related to tax planning and tax advice, advice related to intercompany transfer pricing agreements, and review of the Company's federal and state tax returns.

        Financial Information Systems Design and Implementations Fees.    PricewaterhouseCoopers provided no financial information systems design or implementation services to the Company during the fiscal years ended December 31, 2001 and 2002.

        All audit and non-audit services provided by PricewaterhouseCoopers are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor's independence.

        The Board of Directors recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. The Company requires copies of such reports to be furnished to them as well. Based solely on a review of the copies of such reports received by it and the written representations received from one or more such persons, the Company believes that, during 2002 all such filing requirements were complied with.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be presented on or before December 31, 2003 for inclusion in the proxy materials relating to that meeting and on or before March 16, 2004 for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Secretary of the Company. Other requirements for inclusion are set forth in Rules 14a-4 and 14a-8 under the Exchange Act.

OTHER BUSINESS

        The Company knows of no other business that may be presented for consideration at the Annual Meeting. If any other matters are properly presented to the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

        The Company will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy card, and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telefax or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

        The Board hopes that Stockholders will attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

/s/ MICHAEL E. SEIFERT
By Order of the Board of Directors MICHAEL E. SEIFERT Secretary

Palo Alto, California
April 30, 2003

	DETACH HERE	ZSWTC2
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SOUTHWALL TECHNOLOGIES INC.
Annual Meeting of Stockholders May 22, 2003

The undersigned hereby appoints Thomas G. Hood and Michael E. Seifert, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Crowne Plaza Hotel, the Cabana Room, at 4290 El Camino Real, Palo Alto, California on May 22, 2003 at 2:00 p.m. PDT, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with the discretionary authority as to all other matters that may properly come before the meeting.
Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2003 (the "Proxy Statement").

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ENVELOPE.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SOUTHWALL TECHNOLOGIES INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSWTC1
☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PROPOSAL 2.

1.
Election of Directors to hold office until the 2004 Annual Meeting of Stockholders and until their successors are elected.

Nominees: (01) William A. Berry, (02) Thomas G. Hood, (03) Bruce M. Jaffe, (04) Jami K. Nachtsheim, (05) Noriyuki Nakamura, (06) Joseph B. Reagan, (07) Walter C. Sedgwick and (08) Robert C. Stempel

FOR ALL NOMINEES ☐             ☐ WITHHELD FROM ALL NOMINEES

☐	For all nominee(s) except as written above
2.
Ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants of the Company for fiscal year ending December 31, 2003.
FOR	AGAINST	ABSTAIN
☐	☐	☐
3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     ☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS, NOMINEES AND PRINCIPAL STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
PROPOSAL 2 RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
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